Exhibit 10.7

XPLORE TECHNOLOGIES CORP.,

XPLORE TECHNOLOGIES CORPORATION OF AMERICA,

PHOENIX ENTERPRISES LLC,

PHOENIX VENTURE FUND LLC

AND

EACH OF THE LENDERS LISTED

ON SCHEDULE 1 ATTACHED HERETO

EXCHANGE AND PURCHASE AGREEMENT

April 21, 2006

EXCHANGE AND PURCHASE AGREEMENT

THIS EXCHANGE AND PURCHASE AGREEMENT (this “Agreement”) is made as of the 21st day of April, 2006, by and among Xplore Technologies Corp., a corporation incorporated under the laws of Canada (the “Corporation”), Xplore Technologies Corporation of America, a corporation incorporated under the laws of Delaware and a wholly-owned subsidiary of the Corporation (the “Xplore America” and together with the Corporation, the “Borrowers”), Phoenix Enterprises LLC, a limited liability company organized under the laws of the State of New York (“Phoenix Enterprises”), Phoenix Venture Fund LLC, a limited liability company organized under the laws of the State of Delaware (“Phoenix Fund” and together with Phoenix Enterprises, “Phoenix”) and each of the other lenders listed on Schedule 1 attached to this Agreement (each such lender, a “Lender” and collectively, the “Lenders”).

WHEREAS, pursuant to the terms of a debenture purchase agreement dated November 5, 2002, as amended (the “November 2002 Agreement”), between the Corporation, Phoenix Enterprises, Phoenix Enterprises Family Fund, LLC (the “Family Fund”), The Philip S. Sassower 1996 Charitable Remainder Annuity Trust (the “Trust” and together with Phoenix Enterprises and the Family Fund, the “Phoenix Group”) and each of the other lenders listed on Schedule 1 thereto (the Phoenix Group and each such lender collectively, the “November 2002 Lenders”), the November 2002 Lenders purchased from the Company, and the Company issued to the November 2002 Lenders, secured debentures in the aggregate principal amount of $5,000,000 (the “November 2002 Debentures”);

WHEREAS, pursuant to the terms of a debenture purchase agreement dated December 6, 2002, as amended (the “December 2002 Agreement”), between the Corporation, Phoenix Enterprises and each of the other lenders listed on Schedule 1 thereto (Phoenix Enterprises and each such lender collectively, the “December 2002 Lenders”), the December 2002 Lenders purchased from the Company, and the Company issued to the December 2002 Lenders, secured debentures in the aggregate principal amount of $1,000,000 (the “December 2002 Debentures”);

WHEREAS, pursuant to the terms of a debenture purchase agreement dated as of April 9, 2003, as amended (the “April 2003 Agreement”), between the Corporation, Phoenix Enterprises and each of the other lenders listed on Schedule 1 thereto (Phoenix and each such lender collectively, the “April 2003 Lenders”), the April 2003 Lenders purchased from the Company, and the Company issued to the April 2003 Lenders, secured debentures in the aggregate principal amount of $1,000,000 (the “April 2003 Debentures”);

WHEREAS, pursuant to the terms of a debenture purchase agreement dated as of April 28, 2003, as amended (the “Second April 2003 Agreement”), between the Corporation, Phoenix Enterprises and each of the other lenders listed on Schedule 1 thereto (Phoenix Enterprises and each such lender collectively, the “Second April 2003 Lenders”), the Second April 2003 Lenders purchased from the Company, and the Company issued to the Second April 2003 Lenders, secured debentures in the aggregate principal amount of $1,000,000 (the “Second April 2003 Debentures”);

WHEREAS, pursuant to the terms of a debenture purchase agreement dated as of December 17, 2004, as amended (the “December 2004 Agreement”), between the Corporation, Phoenix Fund and each of the other lenders listed on Schedule 1 thereto (Phoenix Fund and each such lender collectively, the “December 2004 Lenders”), the December 2004 Lenders purchased from the Company, and the Company issued to the December 2004 Lenders, secured debentures in the aggregate principal amount of $5,000,000 (the “December 2004 Debentures);

WHEREAS, pursuant to the terms of a debenture purchase agreement dated as of September 15, 2005 (the “September 2005 Agreement”), between the Corporation, Xplore America, Phoenix Fund and each of the other lenders listed on Schedule 1 thereto (Phoenix Fund and each such lender collectively, the “September 2005 Lenders”), the September 2005 Lenders purchased from the Company and Xplore America, and the Company and Xplore America issued to the September 2005 Lenders, secured debentures in the aggregate principal amount of $5,000,000 (the “September 2005 Debentures);

WHEREAS, pursuant to the terms and conditions of a debenture purchase agreement dated as of April 20, 2006 (the “April 2006 Agreement”), between the Corporation, Xplore America, Phoenix Fund and each of the other lenders listed on Schedule 1 thereto (Phoenix Fund and each such lender collectively, the “April 2006 Lenders”), the April 2006 Lenders have agreed to purchase from the Company and Xplore America in their sole discretion, and the Company and Xplore America have agreed to issue to the April 2006 Lenders, secured debentures up to the aggregate principal amount of $5,000,000 (the “April 2006 Debentures”); and

WHEREAS, the Board of Directors of the Corporation has approved a recapitalization of the Corporation pursuant to which approximately $19.1 million of indebtedness (which includes all of the outstanding principal and accrued and unpaid interest under the Existing Debentures assuming $1 million of outstanding principal amount of April 2006 Debentures) will be exchanged for approximately 56.2 million Preferred Shares of the Corporation at the rate of one (1) Preferred Share for each USD$0.34 of principal of Existing Debentures and accrued but unpaid interest (net of applicable withholding taxes, if any) outstanding on such Debentures as of the Closing Date (the “Recapitalization”).

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:

ARTICLE 1.
RECAPITALIZATION

Section 1.1.                                   The Recapitalization

(a)                                  Subject to the terms and conditions of this Agreement, on the Initial Closing Date, the Corporation, Xplore America and the Lenders shall consummate the Recapitalization pursuant to which each issued and outstanding Existing Debenture held by a Lender shall be exchanged for such number of Series A Convertible Preferred Shares of the Corporation (the “Preferred Shares”) as determined by dividing the outstanding principal and accrued but unpaid interest (net of applicable withholding taxes, if any,) owing on such

Debenture by US$0.34 (the “Exchange Rate”). By way of example, Schedule 1 attached hereto sets forth the number of Preferred Shares to be issued to each Lender in exchange for such Lender’s outstanding Debentures assuming the Initial Closing Date is May 24, 2006. The rights and preferences of the Preferred Shares are set out in the Articles of Amendment annexed hereto as Exhibit A. The Borrowers and Lenders acknowledge and agree that Exchange Rate represents the fair market value of such security.

(b)                                 Each of the Lenders acknowledges and agrees that (i) the Existing Debentures exchanged pursuant to the terms and conditions this Agreement shall be cancelled as of the Initial Closing Date and that the Borrowers shall have no further obligation to the Lenders to make any payments of principal or interest under such Existing Debentures or the Existing Debenture Agreements; and (ii) the Lenders will, at the Borrowers’ written request and expense, execute and deliver to the Borrowers such documents and instruments and take such other action as the Borrowers may reasonably request, at the Borrowers’ expense, to evidence or effect the release of any liens arising out of or made in connection with the Existing Debentures.

Section 1.2.                                   Closing

Subject to the terms and conditions of this Agreement, the closing of the Recapitalization (the “Initial Closing”) shall occur on the date when all of the conditions set forth in Sections 5.1 have been satisfied in full (or waived in writing) or at such later time and place as may be mutually agreed upon by the Corporation and Phoenix (the “Initial Closing Date”).

Section 1.3.                                   Effect on Existing Debentures

As of the Initial Closing Date, by virtue of the Recapitalization and without any action of the part of the Lenders each issued and outstanding Existing Debenture held by the Lenders immediately prior to the Initial Closing Date shall be exchanged for such number of fully paid and nonassessable Preferred Shares as determined by dividing (A) the outstanding principal amount and accrued but unpaid interest (net of applicable withholding taxes, if any) owing on such Existing Debenture as of the Closing Date by (B) the Exchange Rate, and each such Existing Debenture the Debentures shall then be deemed to be paid in full.

Section 1.4.                                   Exchange of Preferred Shares for Existing Debentures

At or prior to the Initial Closing Date, the Corporation shall deposit with Equity Transfer Services Inc. certificates representing the Preferred Shares to be issued pursuant to Section 1.3 in exchange for the Existing Debentures as described in Section 1.3.

Section 1.5.                                   Fees and Expenses

(a)                                  The Borrowers acknowledge and agree that they will be, jointly and severally, responsible for and will promptly pay or reimburse each Lender on demand for all reasonable fees, expenses and other out-of-pocket expenses paid or incurred by such Lender, its representatives and consultants relating to the negotiation, preparation and review of this Agreement and the other Instruments and related agreements and all other matters pertaining to the transactions hereby contemplated, including, without limitation, all reasonable fees, expenses and other out-of-pocket expenses paid or incurred by such Lender for legal advice and services in connection with such transactions.

(b)                                 The Borrowers acknowledge and agree that they will be responsible for and will promptly pay all such reasonable fees (including, but not limited to, legal fees), expenses and other out-of-pocket expenses whether or not the transactions hereunder are completed and even if it is the Lenders who terminate this Agreement pursuant to Section 5.2.

Section 1.6.                                   Bridge Financing.

In the event that the Borrowers have not drawn the full $5,000,000 made available by the April 2006 Lenders pursuant to the terms of the April 2006 Agreement prior to the Initial Closing Date, the Corporation may issue to Phoenix and/or its assignee(s), and Phoenix and/or its assignee(s) may purchase from the Corporation, in Phoenix’s sole discretion, Preferred Shares equal to the difference of $5,000,000 and the aggregate principal amount of debentures issued under the April 2006 Agreement at the purchase price of $0.34 per Preferred Share. Such purchases shall be made in increments of at least $500,000 and shall occur (each a “Subsequent Closing”) on such date (each a “Subsequent Closing Date”), at such time and place, as may be mutually agreed upon by the Corporation and Phoenix; provided, that all of such closings shall take place prior to June 30, 2006.

ARTICLE 2.
INTERPRETATION

Section 2.1.                                   Defined Terms

As used herein the following expressions shall have the following meanings:

“Affiliate” means, in respect of any corporation, any Person which, directly or indirectly, controls or is controlled by or is under common control with the Corporation; and for the purpose of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the power to direct, or cause to be directed, the management and policies of such Person whether through the ownership of Voting Shares or by contract or otherwise.

“Applicable Law” means, in respect of any Person, property, transaction or event, all applicable laws, statutes, rules, by-laws and regulations, and all applicable official directives, orders, judgments and decrees of Governmental Bodies.

“Articles of Amendment” means the Articles of Amendment to the Corporation’s Articles of Incorporation establishing the rights and preferences of preferred shares of the Corporation issuable in series and the Preferred Shares.

“Business Day” means any day other than Saturday, Sunday or a day on which chartered banks are closed for business in New York, New York.

“Capital Lease Obligations” means, as to any Person, the obligation of such Person to pay rent or other liquidated amounts under a lease of (or other agreement conveying the right to use) real or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under generally accepted accounting principles and, for purposes of this Agreement, the amount of such obligations shall in each case be the capitalized amount thereof, determined in accordance with generally accepted accounting principles.

“Closing” means either the Initial Closing or a Subsequent Closing, as the context requires.

“Closing Date” means the Initial Closing date or a Subsequent Closing Date, as the context requires.

“Common Shares” means the common shares, no par value, of the Corporation.

“Contingent Liabilities” means, as applied to any Person, any direct or indirect contingent liability of that Person: (i) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; or (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings. Contingent Liabilities shall also include (A) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (B) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, other than pursuant to routine agreements entered into in the ordinary course of business, and (C) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefore, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Liabilities shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Encumbrance” means any mortgage, lien, pledge, assignment, charge, security interest, title retention agreement, hypothec, levy, execution, seizure, attachment, garnishment, right of distress or other claim in respect of property of any nature or kind whatsoever howsoever arising (whether consensual, statutory or arising by operation of law or otherwise) and includes arrangements known as sale and lease-back, sale and buy-back and sale with option to buy-back.

“Environmental Laws” means all applicable federal, provincial, state, municipal or local laws, statutes, regulations or ordinances relating to the environment, occupational safety, health, product liability and transportation.

“Environmental Order” means any prosecution, order, decision, notice, direction, report, recommendation or request issued, rendered or made by any Governmental Body in connection with Environmental Laws.

“Exchange Rate” has the meaning ascribed to such term in Section 1.1.

“Existing Debenture Agreements” means (i) the November 2002 Debenture Agreement, (ii) the December 2002 Debenture Purchase Agreement, (iii) the April 2003 Debenture Purchase Agreement, (iv) the Second April 2003 Debenture Purchase Agreement, (v) the December 2004 Debenture Purchase Agreement, (vi) the September 2005 Debenture Purchase Agreement; and (vii) the April 2006 Debenture Purchase Agreement.

“Existing Debentures” means (i) the November 2002 Debentures, (ii) the December 2002 Debentures, (iii) the April 2003 Debentures, (iv) the Second April 2003 Debentures, (v) the December 2004 Debentures, (vi) the September 2005 Debentures and (vii) the April 2006 Debentures.

“Existing Debenture Holders” means those Persons in their capacity as lenders under (i) the November 2002 Debenture Agreement, (ii) the December 2002 Debenture Agreement, (iii) the April 2003 Debenture Agreement, (iv) the Second April 2003 Debenture Agreement, (v) the December 2004 Debenture Agreement, (vi) the September 2005 Debenture Agreement and (vii) the April 2006 Debenture Agreement.

“Funded Indebtedness” means, with respect to any Person at any particular time, any of the following amounts determined in accordance with generally accepted accounting principles on a consolidated basis at such time:

(i)                                     indebtedness for money borrowed and indebtedness represented by notes payable and drafts accepted representing extensions of credit (including, as regards any note or draft issued at a discount, the face amount of such note or draft) and including the face amount of bankers’ acceptances and letters of credit;

(ii)                                  all obligations (whether or not with respect to the borrowing of money) which are evidenced by bonds, debentures, notes or other similar instruments or not so evidenced but which would be considered to be indebtedness for borrowed money in accordance with generally accepted accounting principles;

(iii)                               all indebtedness for borrowed money secured by an Encumbrance on any property of such Person;

(iv)                              all indebtedness upon which interest charges are customarily paid;

(v)                                 Capital Lease Obligations and all other indebtedness issued or assumed as full or partial payment for property or services or by way of capital contribution; and

(vi)                              any of the foregoing amounts in respect of any Subsidiary of the Person whose accounts are not required under generally accepted accounting principles to be consolidated with the accounts of such Person, including (without limitation) the aggregate outstanding amount of the obligations at such time.

Notwithstanding the foregoing, trade payables, expenses, costs and charges accrued in the ordinary course of business in accordance with customary trade terms and not overdue for more than 90 days (or which, if overdue for more than 90 days, are being and continue to be actively and diligently contested in good faith or in respect of which no legal proceedings for payment of any such amount have been commenced and are continuing), customer advance payments and deposits received in the ordinary course of business shall not constitute Funded Indebtedness.

“Governmental Body” means any government, parliament, legislature, or any regulatory authority, agency, commission or board of any government, parliament or legislature (including, without limitation, the Ontario Securities Commission), or any court or (without limitation to the foregoing) any other law, regulation or rule-making entity (including, without limitation, any central bank, fiscal or monetary authority or authority regulating banks), having or purporting to have jurisdiction in the relevant circumstances, or any Person acting or purporting to act under the authority of any of the foregoing (including, without limitation, any arbitrator).

“Hazardous Substance” means any substance or combination of substances which is or may become hazardous, toxic, injurious or dangerous to persons, property, air, land, water, flora, fauna or wildlife, and includes but is not limited to any contaminants, pollutants, dangerous substances, liquid wastes, industrial wastes, hauled liquid wastes, toxic substances, hazardous wastes, hazardous materials or hazardous substances as defined in or pursuant to any Environmental Laws or Environmental Orders pursuant thereto.

“Instrument” means this Agreement, the Articles of Amendment and any other agreement or instrument (whether now existing, presently arising or created in future) executed and delivered in connection with transactions contemplated by this Agreement.

“Intellectual Property” means all right, title, interest and benefit of the Corporation and its Subsidiaries in and to any registered or unregistered world wide trade marks, trade or brand names, service marks, copyrights, copyright applications, designs, inventions, patents, patent applications, patent rights, licenses, sub-licenses, franchises, formulas, processes, know-how, technology, computer rights and other intellectual or industrial property of the Corporation or any of its Subsidiaries or pertaining to the Corporation’s business.

“Initial Closing” has the meaning ascribed to as such term in Section 1.2.

“Initial Closing Date” has the meaning ascribed to as such term in Section 1.2.

“Material Adverse Effect” means any change or effect that is materially adverse to the business, financial condition, or results of operations of such Person and its Subsidiaries, taken as a whole, other than any change or effect relating to general political, financial or economic conditions or the state of financial markets in general.

“Material Authorization” means, with respect to any Person, any approval, permit, license or similar authorization (including any trademark, trade name or patent) from, and any filing or registration with, any Governmental Body or other Person required by such Person to own its property and assets or to carry on its business as presently carried on by it or as contemplated hereunder to be carried on by it in each jurisdiction in which it does so or is contemplated to do so or where the failure to have such approval, permit, license, authorization, filing or registration would have a Material Adverse Effect upon such Person or upon its ability to perform its obligations under any of the Instruments.

“Order” means any order, notice, direction, report, recommendation or decision rendered by any Governmental Body or other regulatory agency.

“Permitted Encumbrances” means:

(i)                                     Encumbrances for taxes, assessments or governmental charges incurred in the ordinary course of business that are not yet due and payable or the validity of which is being actively and diligently contested in good faith by the Corporation or any Subsidiary, as applicable, provided reserves reasonably deemed adequate therefor by the Corporation or Subsidiary, as applicable, with respect thereto are maintained on the books of the Corporation or the Subsidiary, as applicable, in accordance with generally accepted accounting principles;

(ii)                                  construction, mechanics’, carriers’, warehousemen’s and materialmen’s liens and liens in respect of vacation pay, workers’ compensation, employment insurance or similar statutory obligations, provided the obligations secured by such liens are not yet due and payable and, in the case of construction liens, which have not yet been filed or for which the applicable has not received written notice of an Encumbrance;

(iii)                               Encumbrances arising from court or arbitral proceedings, provided that the claims secured thereby are being contested in good faith by the Corporation or any Subsidiary, provided reserves reasonably deemed adequate by the Corporation or Subsidiary, as applicable, with respect thereto are maintained on the books of the Corporation or Subsidiary in accordance with generally accepted accounting principles, execution thereon has been stayed and continues to be stayed;

(iv)                              good faith deposits made in the ordinary course of business to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money), leases, surety, customs, performance bonds and other similar obligations;

(i)                                     deposits to secure statutory obligations or in connection with any matter giving rise to an Encumbrance described in (ii) above;

(ii)                                  deposits of cash or securities in connection with any appeal, review or contestation of any Encumbrance or any matter giving rise to an Encumbrance described in (i) or (iii) above;

(iii)                               zoning restrictions, easements, rights of way, leases or other similar encumbrances or privileges in respect of real property which in the aggregate do not materially affect the value of such property and any related Security Document nor impair the use of such property by the Corporation or any Subsidiary, in the operation of its business, and which are not violated in any material respect by existing or proposed structures or land use;

(iv)                              Encumbrances in favor of the Existing Debenture Holders pursuant to the Existing Debenture Agreements;

(v)                                 Encumbrances pursuant to Purchase Money Security Interests;

(vi)                              security given by the Corporation or any Subsidiary to a public utility or any Governmental Body, when required by such utility or Governmental Body in connection with the operations of the Corporation or such Subsidiary, in the ordinary course of its business, which singly or in the aggregate do not materially detract from the value of the asset concerned or materially impair its use in the operation of the business of the Corporation or such Subsidiary;

(vii)                           Encumbrances granted to Wistron under to the Wistron Intercreditor Agreement;

(viii)                        Encumbrances granted to SVB under the SVB Loan Agreement;

(ix)                                any other Encumbrance which Phoenix approves in writing as a Permitted Encumbrance subsequent to the date hereof; and

(x)                                   the Encumbrances listed under the heading “Permitted Encumbrances” in Schedule 2.1.

“Person” means a natural person, partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning.

“Preferred Shares” has the meaning ascribed to such term in Section 1.1.

“Premises” means any premises owned or occupied by the Corporation or its Subsidiaries from time to time.

“Purchase Money Security Interest” means an Encumbrance on any asset, other than accounts receivable or inventory, of a Person which is assumed, created, guaranteed or reserved to secure the unpaid purchase price of such asset, provided that any such Encumbrance is limited to the asset so acquired and does not secure in excess of the purchase price thereof, such purchase price not to exceed the fair market value of the purchased asset.

“Receiver” means one or more of a receiver, receiver-manager or receiver and manager of all or a portion of the undertaking, property and assets of the Corporation appointed by Phoenix pursuant to this Agreement or by or under any judgment or order of a court.

“Release” includes abandon, add, deposit, discharge, disperse, dispose, dump, emit, empty, escape, leach, leak, migrate, pour, pump, release or spill.

“Subsequent Closing” has the meaning ascribed to as such term in Section 1.6.

“Subsequent Closing Date” has the meaning ascribed to as such term in Section 1.6.

“Subsidiary” means a corporation controlled by the Corporation, as the term “control” is defined in the Business Corporations Act (Ontario) as in effect at the date hereof and without reference to any amendments thereto after the date hereof and includes the corporations set out in Schedule 3.1(p) hereto.

“SVB Loan Agreement” means that Loan and Security Agreement, dated as of September 15, 2005, as amended, between Silicon Valley Bank (“SVB”) and Xplore America.

“Taxes” means all taxes of any kind or nature whatsoever including, without limitation, income taxes, sales or value-added taxes, levies, stamp taxes, royalties, duties, and all fees, deductions, compulsory loans and withholdings imposed, levied, collected, withheld or assessed as of the date hereof or at any time in the future, by any Governmental Body of or within Canada or any other jurisdiction whatsoever having power to tax, together with penalties, fines, additions to tax and interest thereon.

“Voting Shares” means capital stock of any class of a corporation which carries voting rights under any circumstances, provided that shares which carry the right to vote conditionally upon the happening of an event shall not be considered Voting Shares until the occurrence of such event and then only during the continuance of such event.

“Wistron Intercreditor Agreement” means that Intercreditor, Trade Credit Restructuring and Security Agreement, dated as of November 24, 2004 by and among the Corporation, the U.S. Subsidiary, Phoenix Enterprises LLC, Phoenix, the Philip S. Sassower 1996 Charitable Remainder Annuity Trust and Wistron Corporation (“Wistron”).

Section 2.2.                                   Interpretation

(a)                                  “This Agreement”, “hereto”, “hereby”, “hereunder”, “herein”, and similar expressions refer to the whole of this Agreement and not to any particular Article, Section, paragraph, clause, subdivision or other portion hereof.

(b)                                 Words importing the singular number only include the plural and vice versa and words importing gender shall include all genders.

(c)                                  All financial or accounting determinations, reports and statements provided for in this Agreement shall be made or prepared in accordance with generally accepted accounting principles applied in a consistent manner and shall be made and prepared on a consolidated basis.

(d)                                 The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(e)                                  The schedules and exhibits annexed hereto shall, for all purposes, form an integral part of this Agreement.

(f)                                    References to sums of money herein are to US dollars, unless otherwise specified.

(g)                                 Time is of the essence hereof.

(h)                                 Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(i)                                     Wherever in this Agreement reference is made to generally accepted accounting principles or GAAP, such reference shall be deemed to mean the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which a given calculation is made or required to be made in accordance with generally accepted accounting principles.

Section 2.3.                                   Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity, illegality or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof or thereof.

Section 2.4.                                   Day Not A Business Day

In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day.

Section 2.5.                                   Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding that body of law relating to conflicts of law. Any suit, action, proceeding or litigation arising out of or relating to this Agreement shall be brought and prosecuted in such federal or state court or courts located within the State of New York as provided by law. The parties hereby irrevocably and unconditionally consent to the jurisdiction of each such court or courts located within the State of New York and to service of process by registered or certified mail, return receipt requested, or by any other manner provided by applicable law, and hereby irrevocably and unconditionally waive any right to claim that any suit, action, proceeding or litigation so commenced has been commenced in an inconvenient forum.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES

Section 3.1.                                   General Representations and Warranties of the Borrowers

The Corporation and Xplore America, jointly and severally, represent and warrant to each Lender as follows:

(a)                                  Incorporation and Status. Each of the Corporation and Xplore America is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the corporate power and capacity to own its properties and assets and to carry on its businesses as presently carried on by it or as contemplated hereunder to be carried on by it and holds all Material Authorizations.

(b)                                 Power and Capacity. Subject to receipt of all Required Consents and the filing of the Articles of Amendment, each of the Corporation and Xplore America has the corporate power and capacity to enter into this Agreement and each Instrument to which it is a party and to do all acts and things as are required or contemplated hereunder or thereunder to be done, observed and performed by it.

(c)                                  Due Authorization. Subject to receipt of all Required Consents and the filing of the Articles of Amendment, each of the Corporation and Xplore America has taken all necessary corporate action to authorize the execution, delivery and performance of each of this Agreement and each Instrument to which it is a party.

(d)                                 No Contravention. The execution and delivery of this Agreement and the other Instruments to which the Corporation or Xplore America is a party and the performance by each of the Corporation or Xplore America of their respective obligations hereunder or thereunder (i) subject to receipt of all Required Consents and the filing of the Articles of Amendment, does not and will not contravene, breach or result in any default under (A) the articles, memorandum of association, by-laws, or other organizational documents of the Corporation or Xplore America, or (B) any mortgage, lease, agreement or other legally binding instrument, license, permit or Applicable Law to which the Corporation or Xplore America is a party or by which any of the Corporation or Xplore America or any of its properties or assets may be bound, (ii) will not oblige the Corporation or Xplore America to grant any Encumbrance to any Person, and (iii) will not result in or permit the acceleration of the maturity of any indebtedness, liability or obligation of the Corporation or Xplore America under any mortgage, lease, agreement or other legally binding instrument of or affecting the Corporation or Xplore America.

(e)                                  No Consents Required. No authorization, consent or approval of, or filing with or notice to, any Person (including any Governmental Body) is required in connection with the execution, delivery or performance of this Agreement by the Corporation or Xplore America or any other Instrument by the Corporation or Xplore America, as applicable, other than (i) the consent of the Corporation’s shareholders entitled to vote on the Recapitalization and related transactions, (ii) the approval of the Toronto Stock Exchange and the satisfaction of any conditions to such approval, (iii) the filing of the Articles of Amendment and any other filings required by applicable securities laws, and (iv) any other consents or approvals set forth on Schedule 3.1(e) (the consents and approvals in clauses (i) through (iv) collectively, the “Required Consents”).

(f)                                    Enforceability. Each of this Agreement and the other Instruments to which it is a party constitutes, or upon execution and delivery (and, with respect to the Articles of Amendment, filing) will constitute, a valid and binding obligation of each of the Corporation and Xplore America (except with respect to the Articles of Amendment), as the case may be, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles.

(g)                                 No Work Orders. No work orders, directions or notices have been issued and remain outstanding pursuant to any Applicable Law relating to the business of the Corporation or any Subsidiary or any environmental matters affecting the foregoing, except such orders, directions and notices that would not have a Material Adverse Effect. Neither the Corporation or any Subsidiary have received any notification from any Governmental Body, that has not been satisfied, that any work, repairs, construction or capital expenditures are required to be made as a condition of continued compliance with any Applicable Law or any Material Authorization issued thereunder.

(h)                                 Permits and Compliance with Laws. The Corporation and each Subsidiary has all licenses, permits, approvals and franchises that it requires, or is required to have, to own its properties and assets and to carry on its business as presently conducted, except where the failure to have such license, permit approval or franchise would not have a Material Adverse Effect. All such licenses, permits, approvals and franchises are in good standing and no actions, proceedings, investigations or other steps of any kind are in process, pending, or to the knowledge of the Corporation, threatened, or would result in any such license, permit, approval or franchise being terminated, revoked, withdrawn, suspended or otherwise made unavailable to the Corporation or any Subsidiary for any period of time, except where such termination, revocation, withdrawal, suspension or unavailability would not have a Material Adverse Effect. The Corporation and each Subsidiary is conducting its business in material compliance with all Applicable Laws, regulations, by-laws and ordinances of each jurisdiction in which its business is carried on.

(i)                                     Financial Statements. Phoenix, on behalf of the Lenders, has been furnished with a copy of:

(i)                                     the audited consolidated financial statements of the Corporation and its Subsidiaries for its financial year ended March 31, 2005; and

(ii)                                  the unaudited consolidated financial statements of the Corporation and its Subsidiaries for the fiscal quarter ended December 31, 2005.

Such financial statements, including the notes thereto (the “Financial Statements”) have been prepared in accordance with generally accepted accounting principles and fairly, completely and accurately present the financial condition of the Corporation (including each Subsidiary) and the financial information presented therein in all material respects for the periods and as at the dates thereof. The Corporation and each of the Subsidiaries has no outstanding liabilities (including Funded Indebtedness, Contingent Liabilities or otherwise) other than those disclosed in the Financial Statements and other than the indebtedness owed by the Corporation to the Existing Debenture Holders, to Wistron, to SVB and trade or business obligations subsequently incurred in the ordinary course of business, which such trade and business obligations are currently in good standing in accordance with their respective terms. Since December 31, 2005 Financial Statements, there has been no development which has had or would reasonably be expected to have a Material Adverse Effect upon the Corporation or any Subsidiary that has not been publicly disclosed in any document filed by the Corporation with the Ontario Securities Commission that is publicly available.

(j)                                     Non-Arm’s Length Transactions. During the period from March 31, 2005 through the date hereof, none of the Corporation or Subsidiaries has entered into any transaction or agreement with any Affiliate other than on commercially reasonable terms and within the limitations of the other provisions hereof, except as disclosed in the Financial Statements or in any document filed by the Corporation with the Ontario Securities Commission that is publicly available.

(k)                                  No Litigation. There is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal, or criminal), arbitration or other dispute settlement procedure, investigation or enquiry by any Governmental Body, or any similar matter or proceeding (collectively “proceedings”) against or involving any of the Corporation or any Subsidiary (whether in progress or threatened) which, if determined adversely to the Corporation or Subsidiary would have or would reasonably be expected to have a Material Adverse Effect or have a material adverse effect upon its ability to perform any of the provisions of this Agreement or any other Instrument which purports to affect the legality, validity and enforceability of this Agreement or any other Instrument. No event has occurred which would reasonably be expected to give rise to any proceedings and there is no judgment decree, injunction, rule, award or order of any Governmental Body outstanding against the Corporation or any Subsidiary which has or would reasonably be likely to have a Material Adverse Effect.

(l)                                     No Default. Neither the Corporation nor any of the Subsidiaries are in default or breach (other than any breach for which the Corporation has received a written waiver from Phoenix) under any material commitment or obligation (including, without limitation, obligations in relation to Funded Indebtedness) or, under the terms and conditions relating to any Material Authorizations, and, to the best knowledge of the Borrowers, there exists no state of facts which, after notice or the passage of time or both, would constitute such a default or breach; and there are no proceedings in progress, pending or, to the knowledge of the Borrowers, threatened which would result in the revocation, cancellation suspension or any adverse modification of any Material Authorization.

(m)                               Hazardous Substances. Neither the Corporation nor any of the Subsidiaries are aware of any Hazardous Substances located at, on or under the Premises, and the Premises and the operations conducted thereat are not and have not been in breach of any Environmental Law which has resulted or could result in a Material Adverse Effect. Neither the Corporation nor any Subsidiary has caused or permitted, nor does the Corporation or any Subsidiary have any knowledge of the Release of any Hazardous Substance on, from, under or to the Premises or of any Release from a facility owned or operated by third parties, including previous owners, for which the Corporation or any Subsidiary may have liability and which has resulted or could result in the Premises being adversely affected. Neither the Corporation nor any of the Subsidiaries has been charged with or convicted of an offence for non-compliance with any Environmental Law or has been fined or otherwise sentenced or have settled any prosecution short of conviction; and neither the Corporation nor any Subsidiary has received any notice of judgment or commencement of proceedings of any nature or experienced any search and seizure or are under investigation related to a breach or alleged breach of any Environmental Law.

(n)                                 All Material Information Supplied. The Borrowers have provided to Phoenix all information which the Borrowers, acting reasonably, determined was material relating to the financial condition, business, assets and results of operations (including forecasts and budgets) of the Corporation and the Subsidiaries, taken as a whole, and all such information (including all publicly available documents filed by the Corporation with the Ontario Securities Commission), taken as a whole (other than forecasts and budgets) is true, accurate and complete in all material respects and omits no material fact necessary to make such information not misleading in light of the circumstances in which such information was made and there has been no change in such information, taken as a whole, that would have or would reasonably be likely to have a Material Adverse Effect. The forecasts and budgets provided to Phoenix, at the time presented, were prepared prudently and upon reasonable assumptions (which assumptions remain reasonable at the date hereof), the forecasts and budgets were, as at the date presented, reasonable and attainable as at such date, such forecasts and budgets have not, as of the date hereof, changed or been amended or updated, except for such changes, amendments or updates which have been provided to Phoenix in writing.

(o)                                 Taxes and Claims. The Borrowers have:

(i)                                     delivered or caused to be delivered all required income tax returns, sales, property, franchise and value-added tax returns and other tax returns to the appropriate Governmental Body; and

(ii)                                  withheld and collected all Taxes required to be withheld and collected by them and remitted such Taxes when due to the appropriate Governmental Body,

and no material assessment, appeal or claim is, as far as the Borrowers are aware, being asserted or processed with respect to such claim, Taxes or obligations, except as previously disclosed to Phoenix in writing.

(p)                                 Authorized and Issued Capital.

(i)                                     Schedule 3.1(p) accurately describes the authorized and issued share capital of the Corporation and each of the Subsidiaries. The Corporation has no Subsidiaries except as set forth in Schedule 3.1(p). Except as contemplated by the Recapitalization or as otherwise set out in Schedule 3.1(p), there are no agreements, options, warrants, rights of conversion or other rights pursuant to which the Corporation or any of the Subsidiaries is or may become obligated to issue any shares or any securities convertible into, or exchangeable for, shares.

(ii)                                  The Preferred Shares, when issued and delivered in accordance with the terms set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer (other than restrictions on transfer under applicable securities laws) and free and clear of all Encumbrances, other than Encumbrances created or imposed as a result of any action or inaction by a Lender. The Common Shares issuable upon conversion of the Preferred Shares have been duly reserved for issuance, and upon issuance in accordance with the terms of the Articles of Amendment, will be validly issued, fully paid and nonassessable and free of restrictions on transfer (other than restrictions on transfer under applicable securities laws) and free and clear of all Encumbrances, other than Encumbrances created or imposed as a result of any action or inaction by a Lender.

(q)                                 Insurance. The Corporation and each of the Subsidiaries insures with reputable insurance companies all of its property and other assets of an insurable nature against fire and other casualties in the same manner and to the same extent as such insurance is carried by prudent corporations carrying on a similar business and owning similar property and maintains with reputable insurance corporations adequate insurance against business interruption with respect to any rental properties or properties under construction and liability on account of damage to persons or property, and under all applicable worker’s compensation laws, in the same manner and to the same extent as such insurance is carried by prudent corporations carrying on a similar business and owning similar property.

(r)                                    Funded Indebtedness. Schedule 3.1(r) sets forth a complete and accurate list of all Funded Indebtedness of each of the Corporation and the Subsidiaries on the date hereof and accurately describes the security therefor and the dollar amount thereof.

(s)                                  Directors and Officers Insurance. The Corporation has a directors’ and officers’ insurance policy in place to the same extent as such insurance is carried by prudent public corporations and the premiums on such insurance policy are paid to date.

(t)                                    Solvency. None of the Corporation or any of the Subsidiaries has committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding to have itself declared bankrupt or wound-up or taken any proceeding to have a Receiver appointed over it or any part of its assets.

(u)                                 Articles, Memorandum, By-Laws, Etc. True and complete copies of the articles of incorporation (including all amendments thereto), memorandum of association and by-laws and all other organizational documents of each of the Borrowers in effect on the date hereof have been delivered to Phoenix on behalf of the Lenders on or prior to the date hereof. Other than the Articles of Amendment, there are outstanding no applications or filings which would alter in any way the organizational documents or corporate status of any of the said corporations. The respective minute books of the Borrowers contain all by-laws and resolutions of the respective directors and shareholders of the Borrowers currently in effect and the corporate and other records of the Borrowers have been maintained in all material respects in accordance with all Applicable Law.

(v)                                 Location of Business and Assets. The only locations at which the Corporation and the Subsidiaries have any place of business or material assets are as set forth in Schedule 3.1(v).

(w)                               Title. Subject only to the Permitted Encumbrances, the Corporation and each Subsidiary has good and marketable title to all of its undertaking, property and assets, free and clear of any Encumbrances and no person has any agreement or right to acquire its interest in any of such properties out of the ordinary course of business.

(x)                                   Employment Matters. Except as is disclosed in Schedule 3.1(x), neither the Corporation nor any Subsidiary is a party to or is bound by any:

(i)                                     written or oral contract or commitment for the employment of any senior management employee or officer;

(ii)                                  written contract or commitment for the employment of any employee or officer providing for an annual salary (including benefits) of in excess of $100,000 or a payment on termination of in excess of six months salary and benefits.

(iii)                               oral contract or commitment for the employment of any employee or officer, except for contracts of indefinite hire terminable by the Corporation without cause on reasonable notice;

(iv)                              contract with or commitment to any trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent (collectively called “labor representatives”) and the Borrowers have not conducted negotiations with respect to any such future contracts or commitments; no labor representatives hold bargaining rights with respect to any employees of the Corporation or any Subsidiary; no labor representatives have applied to have the Corporation or any Subsidiary declared a related employer pursuant to the applicable labor legislation; and, to the knowledge of either of the Borrowers, there are no current or threatened attempts to organize or establish any trade union or employee association with respect to the Corporation or any Subsidiary; or

(v)                                 there is no bonus, pension, multi-employer, profit sharing, deferred compensation, retirement, disability, health insurance or similar benefit plan, with respect to any of its employees or others (including without limitation any agreements in respect of employee share ownership plans), other than Canada Pension Plan, the Ontario Health Insurance Plan and other similar health plans established and administered by any other governmental authority or workers’ compensation insurance provided pursuant to statute.

The Corporation and each of the Subsidiaries has paid all sums due to its employees and its independent contractors and has observed in all material respects the provisions of (i) all agreements binding upon it or (ii) any pension, bonus, profit sharing, compensation, retirement, deferred compensation, illness or other plan, agreement, trust, fund or arrangement for the benefit of or with its employees, directors, officers or shareholders and (iii) all Applicable Laws and regulations respecting employment, including, but not limited to, labor standards legislation and regulations and legislation and regulations prohibiting discrimination; and there is no complaint, civil action or other proceeding in process alleging a violation of any such agreement, plan, trust, fund, arrangement, law or regulation.

None of the Corporation nor any Subsidiary has received any remedial order or notice of offence under any Applicable Laws and regulations respecting employment, and each of the Corporation and the Subsidiaries has performed all of its financial or monetary obligations under such laws and regulations towards its employees and independent contractors, and there are no facts which may give rise to a claim for which the Corporation or any Subsidiary might be held liable under the provisions of the said laws or regulations.

(y)                                 Intellectual Property. The Corporation and each Subsidiary owns all right title and interest in or to, or have valid and enforceable rights to use all of the Intellectual Property including the trade marks, trade or brand names, corporate names and service marks set out in Schedule 3.1(y), free and clear of all Encumbrances except Permitted Encumbrances. Neither the Corporation nor any Subsidiary uses or owns any trade marks, trade or brand names, corporate names or service marks except as set out in Schedule 3.1(y). The conduct of the business of, and the use of the Intellectual Property by, the Corporation and the Subsidiaries does not, nor to the Borrowers’ knowledge, will the proposed conduct of the business and the proposed use of the Intellectual Property, infringe (and neither the Corporation nor any Subsidiary, except as previously disclosed to Phoenix in writing, has received any notice, complaint, threat or claim alleging infringement of) any patent, trade mark, trade name, copyright, industrial design, trade secret or other propriety right of any other Person. The Intellectual Property which is not owned by the Corporation or the Subsidiaries is being used with the consent of, and in accordance with, the consent or license from, the rightful owner thereof. The Corporation and each of the Subsidiaries has taken all commercially reasonable steps to establish, preserve and protect its rights in the Intellectual Property which is material to the Corporation or such Subsidiary.

(z)                                   Disclosure Restricted. Each of the statements contained in Section 5.1 is true and correct except as set forth in the specific disclosure schedule qualifying such statement or in any document filed by the Corporation with the Ontario Securities Commission and that is publicly available. The disclosure in any disclosure schedule shall qualify only the corresponding statement.

Section 3.2.                                   Representations and Warranties of Lenders

Each Lender, severally and not jointly, represents and warrants to the Borrowers as follows:

(a)                                  Authorization. Such Lender is an individual, corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and each Lender has full power and authority to enter into this Agreement and has duly authorized, executed and delivered the same. This Agreement, when executed and delivered by a Lender, will constitute valid and legally binding obligations of such Lender, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

(b)                                 Disclosure of Information. Such Lender has had an opportunity to discuss the Borrowers’ business, management, financial affairs and the terms and conditions of the Exchange with the Borrowers’ management and has had an opportunity to review the Borrowers’ facilities. Such Lender understands that such discussions, as well as any other written information delivered by the Borrowers to such Lender, were intended to describe the aspects of the Borrowers’ business which it believes to be material. Such Lender has had all of its questions related to the Borrowers and the Recapitalization answered by the Borrowers.

(c)                                  Experience; Speculative Nature of Investment. Such Lender has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Corporation so that it is capable of evaluating the merits and risks of its investment in the Corporation and has the capacity to protect its own interests. Such Lender acknowledges that its investment in the Corporation is highly speculative and entails a substantial degree of risk and such Lender is in a position to lose the entire amount of such investment.

(d)                                 Investment. Such Lender is acquiring the Preferred Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. By executing this Agreement, such Lender further represents that it does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Preferred Shares.

(e)                                  Restricted Securities. Such Lender understands that the Preferred Shares and Common Shares issuable upon conversion of the Preferred Shares have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or qualified for distribution in any province or territory of Canada and are issued pursuant to a specific exemption from the registration provisions of the Securities Act and the registration and prospectus requirements of the Securities Act (Ontario), the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Lender’s representations as expressed herein. Such Lender is an “accredited investor” within the meaning of Section 1.1 of Natural Instrument 45-106 and such Lender, which is resident in the United States, is also an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the U.S. Securities and Exchange Commission. If such Lender is resident in or otherwise subject to the securities laws of a jurisdiction other than the Province of Ontario or the United States, the issuance by the Corporation, and the acquisition by such Lender, of the Preferred Shares and Common Shares issuable upon conversion of the Preferred Shares is in full compliance with all applicable securities laws, statutes, regulations, policy statements and orders in such jurisdiction and no authorization, consent of, or filing with or notice to, any person is required in connection therewith.

(f)                                    Legends. Such Lender understands that the Preferred Shares and Common Shares issuable upon conversion of the Preferred Shares (each, for purposes of this paragraph, a security) may bear the following legend and any other legends that may be required by applicable securities law and stock exchange rules:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE BROWN RAYSMAN MILLSTEIN FELDER & STEINER LLP OR OTHER COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION) IN A FORM REASONABLY SATISFACTORY TO THE CORPORATION, OR OTHER EVIDENCE

REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY SHALL NOT TRADE THIS SECURITY BEFORE [INSERT DATE THAT IS FOUR MONTHS AND ONE DAY AFTER DATE OF ISSUANCE].

(g)                                 No Public Market. Such Lender understands that no public market now exists for any of the Preferred Shares issued by the Corporation and that the Corporation has made no assurances that a public market will ever exist for the Preferred Shares.

(h)                                 Additional Representations.

(i)                                     Such Lender is the beneficial and registered owner of the Existing Debentures held by it free and clear of all Encumbrances;

(ii)                                  Such Lender has good and sufficient power, authority and right to transfer the legal and beneficial title and ownership of the Existing Debentures held by it to the Corporation free and clear of all Encumbrances;

(iii)                               There is no contract, option or any other right binding upon such Lender requiring it to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Existing Debentures held by it other than pursuant to the provisions of this Agreement;

(iv)                              The execution and delivery of this Agreement and the other Instruments to which such Lender is a party and the performance by such Lender of its respective obligations hereunder or thereunder does not and will not, in a material way, contravene, breach or result in any default under (A) if such Lender is not a natural person, the articles, memorandum of association, by-laws, or other organizational documents of such Lender, or (B) any mortgage, lease, agreement or other legally binding instrument, license, permit to which such Lender is a party or by which such Lender or any of its properties or assets may be bound, or (C) any Applicable Law; and

(v)                                 No authorization, consent or approval of, or filing with or notice to, any Person (including any Governmental Body) is required by the Lenders in connection with the execution, delivery or performance of this Agreement or any other Instrument by such Lender, other than those which shall be obtained on or prior to the Closing Date.

Section 3.3.                                   Survival of Representations and Warranties

The representations and warranties made by the Borrowers in this Article 3 and the covenants of the Borrowers made under this Agreement shall survive the Initial Closing and any Subsequent Closing. The statements made in any certificate hereafter delivered by the Corporation or any of the Subsidiaries to the Lenders shall be deemed to constitute representations and warranties made by the party delivering the same.

ARTICLE 4.
COVENANTS OF THE CORPORATION

Section 4.1.                                   General Covenants

So long as 10% of the Preferred Shares issued pursuant to this Agreement remain outstanding, the Corporation covenants and agrees as follows:

(a)                                  Securities Compliance. Subject to the representations and warranties of the Lenders in Section 3.2(e) being true and correct on the date of issuance of the Preferred Shares, the Corporation shall take all necessary action and proceedings as may be required and permitted by Applicable Law, rule and regulation for the legal and valid issuance of the Preferred Shares to be acquired by the Lenders hereunder and the issuance of the Common Shares upon conversion of the Preferred Shares.

(b)                                 Books and Reserves. The Corporation shall (i) maintain, and cause its Subsidiaries to maintain, at all times, true and complete books, records and accounts in which true and correct entries shall be made of its transactions in accordance with GAAP consistently applied and consistent with those applied in the preparation of the Financial Statements (to the extent same are consistent with GAAP), and (ii) by means of appropriate quarterly entries, reflect in its accounts and in all financial statements, proper liabilities and reserves for all taxes and proper reserves for depreciation, renewals and replacements, obsolescence and amortization of its properties and bad debts, all in accordance with GAAP consistently applied, as above described, and all subject to normal year end adjustments.

(c)                                  Ordinary Course of Business. The Corporation shall and shall cause each of the Subsidiaries to operate its businesses only in the ordinary course and will use and cause the Subsidiaries to use commercially reasonable efforts to preserve its business, organization, goodwill and relationships with Persons having business dealings with them.

(d)                                 To Pay Certain Debts. The Corporation shall and shall cause each of the Subsidiaries to punctually pay and discharge every obligation, the failure to pay or discharge of which would reasonably be likely to result in any Encumbrance or right of distress, forfeiture, termination or sale and provide to Phoenix, on behalf of the Lenders, when required by Phoenix, on behalf of the Lenders, acting reasonably, satisfactory evidence of such payment and discharge, but the Corporation may, on giving the Lenders such security (if any) as Phoenix, on behalf of the Lenders, may require, refrain from paying or discharging any obligation the liability for which is being contested in good faith.

(e)                                  To Maintain Corporate Existence. The Corporation shall and shall cause each Subsidiary to:

(i)                                     create an annual business plan, approved by the Board of Directors of the Corporation (the “Annual Business Plan”), and immediately notify Phoenix, on behalf of the Lenders of any material deviation from the Annual Business Plan;

(ii)                                  maintain its corporate existence;

(iii)                               use commercially reasonable efforts to preserve all its rights, licenses, powers, privileges, franchises and goodwill;

(iv)                              observe and perform all of its obligations and comply with all conditions under leases, licenses and other agreements to which it is a party;

(v)                                 carry on and conduct its business in a proper and efficient manner so as to preserve and protect its assets and properties and income therefrom;

(vi)                              observe and conform to all Applicable Laws and of any Governmental Body having jurisdiction over the Corporation or any Subsidiary;

(vii)                           repair and keep in repair and good order and condition all property the use of which is necessary or advantageous in connection with its business;

(viii)                        pay all Taxes levied, assessed or imposed upon it or its property as and when the same become due and payable save and except where it contests in good faith the validity thereof;

(ix)                                forthwith notify Phoenix, on behalf of the Lenders, of any default (or event, condition or occurrence which with the giving of notice and/or the lapse of time would constitute a default) in connection with any indebtedness, Funded Indebtedness or Contingent Liability in an amount exceeding $300,000;

(x)                                   use commercially reasonable efforts to collect all accounts receivable in the ordinary course of business;

(xi)                                retain auditors approved by the Audit Committee of the Board of Directors of the Corporation; and

(xii)                             at its cost and expense, upon the request of Phoenix, on behalf of the Lenders, duly execute and deliver, or cause to be duly executed and delivered, to Phoenix, on behalf of the Lenders, such documents and do or cause to be done such acts as may be necessary or desirable in the reasonable opinion of Phoenix, on behalf of the Lenders, to carry out the purposes of this Agreement.

(f)                                    To Insure. The Corporation shall keep and maintain insurance in such amounts as is carried by prudent corporations carrying on a similar business and owning similar property, and against loss or damage by fire and such other risks as Phoenix, on behalf of the Lenders, may from time to time specify, acting reasonably, with reputable insurers. The Corporation shall, whenever from time to time requested by Phoenix, on behalf of the Lenders, provide Phoenix, on behalf of the Lenders, satisfactory evidence of such insurance and any renewal thereof which shall at all times be subject to charging clauses in a form approved by Phoenix, on behalf of the Lenders, and shall cause the Lenders to be shown as loss payees under the policy or policies. Evidence satisfactory to Phoenix, on behalf of the Lenders, of the renewal of every policy of insurance shall be left with Phoenix, on behalf of the Lenders, at least seven (7) days before the termination thereof. Each policy of insurance shall be in form and substance acceptable to Phoenix, on behalf of the Lenders, acting reasonably, and shall not be subject to any co-insurance clause.

(g)                                 Notice of Litigation and Damage. The Corporation will promptly give written notice to Phoenix, on behalf of the Lenders, of all claims or proceedings pending or threatened against any of the Corporation or Subsidiaries which may give rise to uninsured liability in excess of $300,000 or which may have a material adverse effect on the business or operations of the Corporation or Subsidiaries and will supply Phoenix, on behalf of the Lenders, with all information reasonably requested in respect of any such claim.

(h)                                 To Furnish Proofs. The Corporation shall forthwith on the happening of any loss or damage furnish or cause to be furnished at their expense all necessary proofs and do all necessary acts to enable each Lender to obtain payment of the insurance monies, which, in the sole discretion of the Lenders, may be applied in reinstating the insured property or be paid to the Corporation or any Subsidiary or be applied in payment of the monies owing hereunder, whether due or not then due, or paid partly in one way and partly in another.

(i)                                     Financial Statement Presentation. In any press release, or public disclosure document required by securities regulatory authorities, that contains the Corporation’s quarterly or annual financial statements, subject to compliance with applicable securities law and other regulatory requirements, such financial statements shall be prepared in accordance with Canadian GAAP and, if requested by Phoenix, contain a note reconciliation to U.S. generally accepted accounting principles (“US GAAP”).

(j)                                     Preferred Shares. The Corporation shall not issue any additional Preferred Shares (other than Preferred Shares issued as dividends or issued pursuant to Section 1.6) without the prior written consent of Phoenix on behalf of the Lenders.

Section 4.2.                                   Financial Covenants.

So long as 10% of the Preferred Shares issued pursuant to this Agreement remain outstanding, the Corporation covenants and agrees as follows:

(a)                                  Budget. The Corporation shall not, and shall cause its Subsidiaries not to, expend any funds nor incur any expenses except as provided for in the budget delivered to Phoenix, on behalf of the Lenders (the “Budget”), which shall also included a detailed income statement, balance sheet and statement of cash flows. The Borrowers and Phoenix, on behalf of the Lenders, hereby agree that aggregate expenditures, if any, exceeding the total budgeted amount by 5% or less shall be deemed to be within the Budget.

(b)                                 Financial Statements and Other Reports. The Corporation will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (it being understood that quarterly financial statements are not required to have footnote disclosures). The Corporation will deliver or cause to be delivered each of the financial statements and other reports described below to Phoenix, on behalf of the Lenders and, if requested by a Lender or Phoenix, to each Lender directly, in addition to copies of any other financial statements prepared by the Corporation for filing with securities commissions and other regulatory authorities.

(i)                                     Monthly Financials. As soon as available and in any event within forty-five (45) days after the end of each month, the Corporation will deliver or cause to be delivered its consolidated balance sheet, as at the end of such month, and the related consolidated statements of loss and deficit and cash flows for such month, and for the period from the beginning of the then current fiscal year of the Corporation to the end of such month, along with a comparison to the operating budget for such quarter.

(ii)                                  Quarterly Financials; Other Quarterly Reports. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter, the Corporation will deliver or cause to be delivered (A) its consolidated balance sheet, as at the end of such fiscal quarter, and the related consolidated statements of income, shareholders’ equity, loss and deficit (or income) and cash flows for such fiscal quarter and for the period from the beginning of the then current fiscal year of the Corporation to the end of such quarter, along with a comparison to the operating budget for such quarter, (B) a copy of its consolidating financial statements for such fiscal quarter, but only if material to an understanding of the Corporation’s operations and financial condition, and (C) a schedule of investments made by the Corporation or any of its Subsidiaries since the date such information was last provided to Lenders.

(iii)                               Year-End Financials. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Corporation, the Corporation will deliver or cause to be delivered (A) its consolidated balance sheet, as at the end of such year, and the related consolidated statements of loss and deficit (or income), cash flows, and shareholders’ equity for such fiscal year, (B) a copy of its consolidating financial statements for such fiscal year, but only if material to an understanding of the Corporation’s operations and financial condition, and (C) a report with respect to the financial statements received pursuant to this Subsection from certified public accountants nationally recognized in the United States or Canada, selected by the Corporation.

(iv)                              Other Weekly/Monthly Reports. As soon as available, and in any event within four (4) Business Days after the end of each week, the Corporation will deliver or cause to be delivered (A) a report of sales booked by the Corporation during such week, (B) a report of pending and projected order activity as of the end of such week, and (C) a report providing detailed accounts receivable as of the end of such week. As soon as available, and in any event within ten (10) days after the end of each month, the Corporation will deliver or cause to be delivered a report providing detailed accounts payable aging information as of the end of such month.

(c)                                  Compliance Certificates.         Together with each delivery of financial statements of the Corporation or its Subsidiaries (other than those financial statements delivered pursuant to Section 4.2(b)(iv)), the Corporation or the Subsidiary, as the case may be, will deliver or cause to be delivered to Phoenix, on behalf of the Lenders and, if requested by a Lender or Phoenix, to each Lender directly a fully and properly completed compliance certificate substantially in the form attached hereto as Exhibit C (each, a “Compliance Certificate”) signed by the chief executive officer, chief operating officer or chief financial officer of the Corporation or such Subsidiary.

Section 4.3.                                   Registration Rights.

The Corporation intends to complete a corporation migration to the United States. If a migration of the Corporation to the U.S. is consummated and the Company’s equity securities are subsequently listed or quoted for trading in the United States under the Securities and Exchange Act of 1934, as amended, the Corporation shall enter into a registration rights agreement, in form and substance reasonably satisfactorily to Phoenix, on behalf of the Lenders, with respect to the Common Shares issuable upon conversion of the Preferred Shares. Such registration rights agreement shall provide, along with other customary terms and conditions, that (i) holders of more than 50% of the Preferred Shares then outstanding may request two demand and unlimited S-3 registrations with respect to the Common Shares issuable upon conversion of the Preferred Shares, subject to minimum proceeds limitations and other standard conditions; (ii) the holders of Preferred Shares shall be entitled to “piggy-back” registration rights on registrations of the Corporation, subject to pro rata underwriters’ cutback along with other participating stockholders prior to any cutback of Corporation shares; and (iii) the Corporation will pay registration expenses other than stock transfer taxes, underwriters’ discounts and commissions.

Section 4.4.                                   Survival of Covenants.

The covenants made by the Borrowers in Articles 4 and 6 of this Agreement shall survive the Initial Closing and any Subsequent Closing, and subject to the terms hereof, shall continue until the expiration of the applicable statute of limitations; provided, that the covenants made by the Borrowers in Sections 4.1 and 4.2 shall survive so long as 10% of the Preferred Shares issued pursuant to this Agreement remain outstanding.

ARTICLE 5.
CONDITIONS TO CLOSING

Section 5.1.                                   Conditions to Lenders’ Obligations at Closing

The obligation of the Lenders to effect the Initial Closing and any Subsequent Closing are subject to the satisfaction or waiver in writing in whole or in part by Phoenix, on behalf of the Lenders of each of the following conditions:

(a)                                  Regulatory Approval. The Corporation shall have obtained and delivered to Phoenix, on behalf of the Lenders, the approval of the Toronto Stock Exchange and all other applicable regulatory authorities with respect to the transactions contemplated hereby, each in form and substance satisfactory to Phoenix.

(b)                                 Consent of the Board. The Corporation shall have obtained and delivered to Phoenix, on behalf of the Lenders, unanimous written consents or resolutions of the Board of Directors authorizing and approving the Corporation’s issuance of the Preferred Shares and the Common Shares issuable upon conversion of the Preferred Shares.

(c)                                  Approval of Shareholders. The Corporation’s shareholders shall have approved the Articles of Amendment and filing thereof in accordance with Applicable Law and authorized the Corporation to consummate the Recapitalization.

(d)                                 Articles of Amendment. The Articles of Amendment have been filed with the Director appointed under the Canada Business Corporations Act.

(e)                                  Legal Opinion. The Lenders shall have received a legal opinion of McCarthy Tétrault LLP, regarding the validity and enforceability of this Agreement, the issuance of the Preferred Shares and such other matters as Phoenix may reasonably require, in form and substance reasonably satisfactory to the Lenders.

(f)                                    Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties of the Borrowers contained herein shall be true and correct in all material respects as of the Initial Closing Date and any Subsequent Closing Date except that to the extent such representations and warranties are qualified by materiality, such representations and warranties shall be true and correct in all respects. In addition, the Borrowers shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it at or prior to the Initial Closing Date and any Subsequent Closing Date. At the Initial Closing Date and any Subsequent Closing Date, the Borrowers shall have delivered to Phoenix, on behalf of the Lenders, a certificate, substantially in the form attached hereto as Exhibit D, confirming the facts with respect to each of the representations and warranties, confirming that all such covenants and agreements have been performed and confirming that all conditions set forth in this Section 5.1 have been satisfied or waived.

(g)                                 Consents. All consents, permits, agreements, confirmations and acknowledgements, as required or necessary to be obtained in order to effectively complete the transactions contemplated herein, including without limitation, the Required Consents, shall have been obtained.

(h)                                 Payment of Fees. The Borrowers shall have paid to Phoenix all fees and expenses referred to in Section 1.5.

(i)                                     Receipt of Closing Documentation. All documentation relating to the due authorization and completion of the issuance of the Preferred Shares provided for herein and the due execution and delivery of all other Instruments, and all actions and proceedings taken on or prior to the Closing Date in connection with the performance by the Borrowers of their respective obligations hereunder shall be satisfactory to Phoenix, on behalf of the Lenders, and Phoenix, on behalf of the Lenders, shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form and substance satisfactory to Phoenix, on behalf of the Lenders.

(j)                                     Deliveries.

(i)                                     The Corporation shall have and caused the Subsidiaries to have executed and delivered to the Lenders, such other undertakings as they may reasonably request regarding the taking of actions and delivery of documents following the Initial Closing Date or any Subsequent Closing Date necessary or desirable to give effect to the terms and conditions of this Agreement; and

(ii)                                  The Corporation shall have executed and delivered to each Lender certificates representing the Preferred Shares being received by such Lender in connection with this Agreement.

(k)                                  No Litigation. There shall not be any litigation challenging or seeking damages in connection with the transaction contemplated by this Agreement.

(l)                                     No Statute, etc. There shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to this Agreement or the transactions contemplated hereby by any Governmental Body prohibiting or enjoining the transactions contemplated by this Agreement.

(m)                               No Material Adverse Change. There shall have been no change with respect to the Corporation and the Subsidiaries taken as a whole that has had a Material Averse Effect.

(n)                                 Trust Agreements. The Trust Agreements executed and delivered by the Lenders pursuant to Section 5.2(e) shall be in form and substance reasonably acceptable to the Lenders.

Section 5.2.                                   Conditions to Borrowers’ Obligations at Closing

The obligation of the Borrowers to effect the Initial Closing or any Subsequent Closing are subject to the satisfaction or waiver in writing in whole or in part by the Borrowers of each of the following conditions:

(a)                                  Regulatory Approval. The Corporation shall have obtained the approval of the Toronto Stock Exchange and all other applicable regulatory authorities with respect to the transactions contemplated hereby.

(b)                                 Approval of Shareholders. The Corporation’s shareholders shall have approved the Articles of Amendment and filing thereof in accordance with Applicable Law and authorized the Corporation to consummate the Recapitalization.

(c)                                  Articles of Amendment. The Articles of Amendment have been filed with the Director appointed under the Canada Business Corporations Act.

(d)                                 Accredited Investor Questionnaires. Each Lender shall have delivered to the Borrowers, or McCarthy Tétrault LLP on behalf of the Borrowers, an Accredited Investor Questionnaire substantially in the form attached hereby as Exhibit G.

(e)                                  Trust Agreements. Each Lender shall have delivered to the Borrowers, or McCarthy Tétrault LLP on behalf of the Borrowers, a duly executed Trust Agreement, in form and substance reasonably acceptable to the TSX.

Section 5.3.                                   Waiver or Termination by the Lenders

Each of the conditions contained in Section 5.1 are inserted for the exclusive benefit of the Lenders and may be waived in whole or in part by Phoenix, on behalf of the Lenders, at any time. The Borrowers acknowledge that the waiver by Phoenix, on behalf of the Lenders, of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Borrowers herein that corresponds or is related to such condition or such part of such condition, as the case may be. If the Initial Closing does not occur by June 30, 2006, the Lenders may terminate this Agreement by notice in writing to the Borrowers, and in such event, each Lender shall be released from all of its obligations, covenants, agreements and liabilities hereunder.

ARTICLE 6.
GENERAL

Section 6.1.                                   Amalgamation

The Corporation acknowledges that if it amalgamates with any other corporation or corporations the term, “Corporation”, where used herein shall extend to and include each of the amalgamating corporations and the amalgamated corporation. Nothing is this Section 6.1 shall permit or authorize an amalgamation that is otherwise prohibited by the provisions of this Agreement.

Section 6.2.                                   Notices

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earlier of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified for notice prior to 5:00 p.m., (Austin, Texas time), on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified for notice later than 5:00 p.m., (Austin, Texas time), on any date and earlier than 11:59 p.m., (Austin, Texas time), on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service or (iv) actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be addressed:

(a)                                  to the Lenders at:

c/o Phoenix Venture Fund LLC

110 East 59th Street, Suite 1901

New York, NY 10022

Attention: Philip S. Sassower

Facsimile: (212) 319-4970

with a copy to:

Brown Raysman Millstein Felder & Steiner LLP

900 Third Avenue

New York, NY 10022

Attention:  Jonathan J. Russo, Esq.

Facsimile: (212) 895-2900

(b)                                 to the Borrowers at:

Xplore Technologies Corp.

14000 Summit Drive, Suite 900

Austin, Texas 78728

Attention: Mr. Michael J. Rapisand
Facsimile: (512) 336-7791

Xplore Technologies Corporation of America

14000 Summit Drive, Suite 900

Austin, Texas 78728

Attention: Mr. Michael J. Rapisand
Facsimile: (512) 336-7791

with a copy to:

McCarthy Tétrault LLP

Suite 4700

Toronto Dominion Bank Tower

Toronto, ON M5K 1E6

Attention: Jonathan Grant, Esq.

Fax: (416) 868-0673

Section 6.3.                                   Further Assurances

Each of the Borrowers and the Lenders hereby covenant and agree that at any time and from time to time after any Closing Date it will, upon the request of the other, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required for the better carrying out and performance of all the terms of this Agreement including, without limitation, such further and other security interests as the Lenders may reasonably request.

Section 6.4.                                   Remedies Cumulative

The rights and remedies of the parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such party may be lawfully entitled for the same default or breach.

Section 6.5.                                   Announcements

No announcement with respect to this Agreement, including any disclosure of the identity of the Lender, will be made by any party hereto without the prior approval of the other party. The foregoing will not apply to any announcement by any party required in order to comply with laws pertaining to timely disclosure, provided that such party consults with the other parties before making any such announcement.

Section 6.6.                                   Time of the Essence

Time shall be of the essence of this Agreement.

Section 6.7.                                   Entire Agreement

This Agreement, the schedules referred to herein, and the other documents referenced herein constitute the entire agreement between the parties hereto pertaining to the matters therein set forth and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter thereof. Neither party hereto shall be bound or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this Agreement or the schedules or such other documents. The parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the schedules and such other documents, they have not in any way relied, and will not in any way rely, upon any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically referenced or set forth in this Agreement or in such schedules or such other documents.

Section 6.8.                                   Invalidity of any Provisions

Any provision of this Agreement or any provisions of the security contemplated hereunder which is prohibited by the laws of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining terms and provisions hereof or thereof.

Section 6.9.                                   Indemnification

The Borrowers agree to jointly and severally indemnify, defend and hold each Lender harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (except by reason of the gross negligence or willful misconduct or breach of Applicable Laws of such Lender or any of its employees), which may be imposed on, incurred by, or asserted against such Lender and arising from the untruth, inaccuracy or breach (or any facts or circumstances constituting such untruth, inaccuracy or breach) of any representations, warranties, covenants or agreements of the Corporation or any Subsidiary.

Section 6.10.                             Successors and Assigns

Neither the Corporation nor Xplore America may assign or transfer all or any part of their respective rights or obligations under this Agreement without the prior written consent of Phoenix on behalf of the Lenders. The terms and conditions of this Agreement shall inure to the benefit and be binding upon the respective successors and assignees of the parties.

Section 6.11.                             Amendments

This Agreement may only be amended by a written agreement signed by the Borrowers, Phoenix and holders of a majority of the Preferred Shares then outstanding.

Section 6.12.                             Aggregation of Preferred Shares

All Preferred Shares held or acquired by Affiliated Persons will be aggregated together to the purpose of determining the availability of any right hereunder.

Section 6.13.                             Counterparts

This Agreement may be executed in separate counterparts (including by facsimile), each of which when so executed and delivered shall be deemed to be an original and all of such counterparts shall together constitute one and the same instrument. Any party may execute this Agreement by facsimile signature.

IN WITNESS WHEREOF the parties have executed this Agreement.

XPLORE TECHNOLOGIES CORP.

By:	/s/ Michael J. Rapisand
Name: Michael J. Rapisand
Title: Chief Financial Officer

XPLORE TECHNOLOGIES CORPORATION OF AMERICA

By:	/s/ Michael J. Rapisand
Name: Michael J. Rapisand
Title: Chief Financial Officer

PHOENIX ENTERPRISES LLC

By:	/s/ Philip S. Sassower
Name: Philip S. Sassower
Title: Managing Member

PHOENIX VENTURE FUND LLC

By:	SG PHOENIX VENTURES LLC, its
Managing Member

By:	/s/ Andrea Goren
Name: Andrea Goren
Title: Member

PHOENIX ENTERPRISES FAMILY FUND, LLC

By:	/s/ Philip S. Sassower
Name: Philip S. Sassower
Title: Managing Member

THE PHILIP S. SASSOWER 1996 CHARITABLE REMAINDER ANNUITY TRUST

By:	/s/ Philip S. Sassower
Name: Philip S. Sassower
Title: Trustee

/s/ Philip S. Sassower
Philip S. Sassower

AGF MANAGEMENT LIMITED –
AFG CANADIAN GROWTH EQUITY FUND

By:	/s/ Charles Oliver
Name: Charles Oliver
Title: Vice President

AGF MANAGEMENT LIMITED –
GREAT WEST LIFE GROWTH EQUITY FUND

By:	/s/ Charles Oliver
Name: Charles Oliver
Title: Vice President

AGF MANAGEMENT LIMITED –
IG AFG CANADIAN DIVERSIFIED FUND

By:	/s/ Charles Oliver
Name: Charles Oliver
Title: Vice President

AGF MANAGEMENT LIMITED –
LONDON LIFE GROWTH EQUITY FUND

By:	/s/ Charles Oliver
Name: Charles Oliver
Title: Vice President

By:	/s/ Nachman Bench
Nachman Bench

DARYL LEE SCOT, LLC

By:	/s/ Jonathan Tick
Name: Jonathan Tick
Title: Partner

AENIGMA LLC

By:	/s/ Viviana Kasam
Name: Viviana Kasam
Title: Manager

ETABLISSEMENT HANSEN

By:	/s/ Reinhold Wohlwend
Name: Reinhold Wohlwend

JAG MULTI INVESTMENTS LLC

By:	/s/ Alexander Goren
Name: Alexander Goren
Title: Manager

MIKMIK LLC

By:	/s/ Micaela Monti
Name: Micaela Monti
Title: Manager

GOREN BROTHERS LP

By:	/s/ Andrea Goren
Name: Andrea Goren
Title: Partner

JAM CAPITAL ASSOC., LLC

By:	/s/ Leonard Pearlman
Name: Leonard Pearlman
Title: Manager

/s/ James O’Donnell
James O’Donnell

/s/ Jason Rabin
Jason Rabin

/s/ Martin Rosenman
Martin Rosenman

/s/ Steven Sack
Steven Sack

795233 ONTARIO LTD.

By:	/s/ Jeff Green
Name: Jeff Green
Title: President